NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES SECOND QUARTER 2008 RESULTS

Crew Upgrades in the United States and Strong International Sales
 Drive Significant Increases in Revenues and EBITDA

HOUSTON, TEXAS, August 6, 2008 (PR Newswire) – Geokinetics Inc. (AMEX: GOK) announced today financial results of operations for the three and six months ending June 30, 2008.  Highlights include:

•
Increased revenue in seasonally low quarter by 59% from 2007 to $113.6 million for the three months ended June 30, 2008.  Increased revenue by 28% from 2007 to $233.7 million for the six months ended June 30, 2008.

•	Increased EBITDA by 1,140% from 2007 to $12.4 million for the three months ended June 30, 2008. EBITDA increased by 58% from 2007 to $30.9 million for the six months ended June 30, 2008.

•
Reduced loss applicable to common stockholders by 88% from 2007 to $1.8 million, or ($0.18) per diluted share, for the three months ended June 30, 2008.   Income applicable to common stockholders of $0.7 million, or $0.07 per diluted share for the six months ended June 30, 2008 as compared to a loss applicable to common stockholders of $10.3 million, or ($1.53) per diluted share for the six months ended June 30, 2007.

•
Invested $50.7 million in the first half of 2008 (including $25.0 million in the three months ended June 30, 2008), primarily to increase channel count in international markets, as part of the Company’s recently expanded $80 million capital budget for 2008.

•	Increased backlog to $413 million at June 30, 2008, from $321 million at June 30, 2007, down slightly from the quarterly record of $417 million at March 31, 2008.

Three Months Results

In the three months ended June 30, 2008, revenue increased 59% to $113.6 million compared to $71.6 million for the same period of 2007.  Revenue consisted of $44.1 million for North American data acquisition (compared to $32.7 million in 2007), $66.4 million for international data acquisition (compared to $36.1 million in 2007) and $3.1 million from data processing (compared to $2.9 million in 2007).  Increased revenues were driven primarily by improved weather and the impact of crew upgrades in the United States, stronger international data acquisition revenues as a result of increased demand for the Company’s services and increased recording capacity resulting from the Company’s extensive capital investment program in 2007 and the first half of 2008.

Direct operating costs increased 43% to $91.6 million in the three months ended June 30, 2008 compared to $64.1 million for the same period of 2007.  Of this amount, $33.8 million related to North America data acquisition (compared to $28.1 million in 2007), $55.5 million related to international data acquisition (compared to $33.2 million in 2007) and $2.3 million related to data processing (compared to $2.7 million in 2007).  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 19% in the three months ended June 30, 2008 as compared to 10% in the three months ended June 30, 2007.  North America data acquisition gross margin was 23% (compared to 14% in 2007), international data acquisition gross margin was 16% (compared to 8% in 2007) and data processing gross margin was 26% (compared to 7% in 2007).

EBITDA (as defined below) increased significantly to $12.4 million for the second quarter of 2008, compared to $1.0 million in the second quarter of 2007.  EBITDA improved in North America and international data acquisition as well as data processing due to higher activity levels and operational improvements as well as improving operating margins.

The Company had a loss applicable to common stockholders of $1.8 million, or ($0.18) per diluted share, in the second quarter of 2008, compared to a loss applicable to common stockholders of $15.5 million, or ($1.95) per diluted share, for the same quarter in 2007.  The reduced loss was primarily due to higher activity levels in all segments, decreased interest expense and the $6.9 million loss on the redemption of the Company’s floating rate notes which occurred in the second quarter of 2007.   These were partially offset by higher depreciation expense resulting from the Company’s extensive capital investment program over the past 18 months.

Six Months Results

In the six months ended June 30, 2008, revenue increased 28% to $233.7 million compared to $182.6 million for the first six months of 2007.  Revenue consisted of $105.8 million for North American data acquisition (compared to $83.3 million in 2007), $121.9 million for international data acquisition (compared to $93.8 million in 2007) and $6.0 million from data processing (compared to $5.5 million in 2007).  Increased revenues were driven primarily by a stronger Canadian winter season in 2008, the impact of crew upgrades in the United States, stronger international data acquisition revenues resulting from increased demand for the Company’s services, and increased recording capacity resulting from the Company’s extensive capital investment program in 2007 and the first half of 2008.

Direct operating costs increased 25% to $184.0 million in the six months ended June 30, 2008 compared to $147.2 million for the same period of 2007.  Of this amount, $80.9 million related to North America data acquisition (compared to $69.2 million in 2007), $98.5 million related to international data acquisition (compared to $72.9 million in 2007) and $4.6 million related to data processing (compared to $5.1 million in 2007).  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations of 21% in the six months ended June 30, 2008 as compared to 19% in the same period of 2007.  North America data acquisition gross margin was 24% (compared to 17% in 2007), international data acquisition gross margin was 19% (compared to 22% in 2007) and data processing gross margin was 23% (compared to 9% in 2007).  The decreased gross margin in the international operations is primarily due to the results for 2007 including a very large international project that accelerated and produced a very high gross margin that was not repeated during the 2008 period.

EBITDA (as defined below) increased to $30.9 million for the first six months of 2008, compared to $19.6 million in the first six months of 2007.  EBITDA improved in data processing and North America, both in Canada as a result of a stronger winter season and in the U.S. due to improved weather, improved contract terms and the results of crew upgrades.  EBITDA also improved internationally due to increased activity levels.

The Company had income applicable to common stockholders of $0.7 million, or $0.07 per diluted share, in the first six months of 2008, compared to a loss applicable to common stockholders of $10.3 million, or ($1.53) per diluted share, for the same period in 2007.  The improvement in income was primarily due to improved operating results, lower interest expense and a $6.9 million loss on the redemption of floating rate notes in the six months ended June 30, 2007.

Selected Balance Sheet Data

Cash and cash equivalents and restricted cash totaled $16.7 million at June 30, 2008, of which $1.2 million was restricted cash.  Total debt was $103.3 million with $24.9 million of that amount being current.  Total debt to capitalization was 34.5% at June 30, 2008 as compared to 29.4% at December 31, 2007.  The increase was primarily the result of additional borrowings to fund the Company’s capital investment program.  On July 28, 2008, the Company completed the sale of 120,000 shares of its Series B Convertible Preferred Stock along with warrants to purchase 240,000 shares of the Company’s common stock, for net proceeds of $29.4 million.  These proceeds were immediately used to reduce borrowings under the Company’s revolving credit facility, however, the Company expects to use these amounts to fund its capital expenditure budget and working capital requirements.

Backlog Remains Strong

The Company’s backlog at the end of the second quarter was $413 million, slightly down from its record quarterly high of $417 million at March 31, 2008 but up substantially from $321 million at June 30, 2007.  Approximately $274 million or 66% of current backlog is related to international business (excluding Canada), with the remaining $139 million or 34%, in North America ($132 million of this amount is attributed to the United States).  Backlog in the United States reduced from $176 million at March 31, 2008 to $132 million as a result of increased price competition in the land seismic market during the second quarter as competitors sought to increase utilization and future backlog.  The Company, however, chose to avoid matching industry discounts in the United States as Company-wide backlog remained extremely robust and near record levels.  In addition, as part of  its profit improvement program in the United States, the Company began increasing the amount of business under term contracts and reducing third-party surveying and drilling costs by shifting the responsibility for these directly to clients, which reduces future revenues but improves job margins.  The Company expects the amount of work performed under term contracts in the United States to increase 46% in 2008 as compared to 2007.  Also during the quarter, a customer cancelled two jobs in Australia scheduled for the third and fourth quarter.  The affected crew will be re-deployed to Angola during the third quarter and is expected to return to Australia in 2009.

Operations Overview

During the second quarter, the Company experienced its normal seasonal decline in crew activity and utilization in North America from first quarter levels. However, higher crew activity in international markets helped to somewhat offset the seasonal decrease experienced in North America.  As expected, one crew operated for approximately half of the second quarter in Canada and incurred some routine additional costs for repair and maintenance from the winter season.  In the United States, a total of eight crews worked actively in Central Texas, Oklahoma, Arkansas and the Texas/Louisiana Gulf Coast region, although two of these were hampered by weather early in the quarter.  In Latin America, the Company operated four to six crews during the quarter in Bolivia, Brazil and Colombia, and is in the early stages of mobilizing a crew to Suriname expected to commence working in the late third or early fourth quarter.  In the Eastern Hemisphere, marketing efforts initiated in 2007 continued to deliver positive results.  The Company operated its transition zone crew in Egypt most of the quarter, with minimal downtime as the crew moved between projects. The Company’s ocean bottom cable (“OBC”) crew in Australia worked just over one month in the quarter after restarting in late May.  The Company operated one crew in Bangladesh for two months of the quarter, one crew in Tanzania for the majority of the quarter and mobilized a crew into Mozambique, which commenced operations late in the quarter.  Finally, the Company started up a new transition zone crew in Australia which operated for approximately one month before moving to New Zealand for additional work.

Capital Investments

In the second quarter of 2008, the Company continued to invest in revenue-generating equipment and recording capacity.  A total of $25.0 million was invested primarily in international operations, bringing total capital investments for the year to $50.7 million.  The Company added 800 stations (3,200 channels) of additional Sercel SeaRay recording equipment and fitted out three new vessels for its OBC operations, as well as adding additional support equipment for its Latin American and Eastern Hemisphere operations.  As of June 30, 2008, the Company had approximately 94,700 stations of single-component and 8,250 stations of multi-component recording equipment, equating to a total channel count of 121,000.  This compares to 108,000 channels at December 31, 2007 and 94,400 channels at June 30, 2007, using this methodology. Additional channels increase the Company’s revenue generating capacity through improved technology, the ability to operate larger, higher channel count crews and by reducing equipment downtime.

Third Quarter 2008 Activity Outlook

The Company is providing this update to assist shareholders in understanding the operational expectations for the third quarter of 2008.  A large portion of the Company’s equipment that operates in Canada during the winter has been moved to markets outside North America and only one crew is expected to operate in Canada for part of the third quarter at activity levels consistent with the second quarter.   The Company expects to continue operating eight crews in the United States as it did in the second quarter of 2008 and expects to have strong utilization for the remainder of the third quarter.  Activity levels in Colombia are expected to remain strong, up slightly from the second quarter, and a crew is mobilizing to Suriname to begin a new job expected to start in the late third or early fourth quarter.  One crew is expected to operate in Brazil, consistent with the second quarter and the Company expects increasing activity levels for its one crew in Bolivia.  In the Eastern Hemisphere, the Company’s OBC crew working in Australia is expected to operate there for approximately one month and then move to Angola to commence work on a new job late in the quarter.  The Company’s new transition zone crew in Australia has mobilized to New Zealand and is expected to operate approximately half of the third quarter.  In Egypt, the Company’s crew is expected to work the majority of the quarter, with the exception of time needed for a move between projects.  The Company’s crew in Tanzania is expected to continue working in the third quarter at a slightly reduced level from the second quarter while the crew in Mozambique is expected to operate the entire third quarter compared to a short period during the second quarter.  The Company’s land crew in Bangladesh is being converted to a transition zone crew and is expected to commence operations in Malaysia mid-quarter.  Finally, the Company is in the early stages of mobilizing for a land project in Angola (in addition to the OBC project mentioned above), which is not expected to commence until the fourth quarter.

Management Comment

Richard Miles, President and Chief Executive Officer, said: “Continued investment in recording channel capacity and crew upgrades, combined with our international expansion efforts contributed to significantly improved results in the second quarter of 2008.   Typically, our second quarter revenues and profits seasonally decline in North America from the first quarter, as the Canadian thaw results in the majority of these crews going idle with this year being no exception. Through improved control over our Canadian idle costs, improved performance in the United States land market and increased activity levels internationally, normal seasonal impacts were significantly reduced this year.  Our backlog remains strong and I am excited about our revenue visibility into next year. I am encouraged by the ability of our new transition zone and OBC crews to penetrate new, fast-growing international seismic markets and our success in maintaining our strong competitive position in the attractive U.S. land seismic market. The continued strength of our order book, and the increasing amount of international and shallow water work included, is a testament to the increasing demand for our innovative solutions, which help our customers maximize the returns from their complex E&P projects.”

Miles continued, “Robust customer demand is driving our capital investment decisions to add increased revenue generating capacity. In the second quarter we spent $25.0 million on new equipment to increase our OBC recording capacity and prepare for upcoming work in new international markets.  We continue to focus on improving our worldwide operations for improved efficiency and service to our customers, profitability and stockholder value.”

Below are condensed consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-Q for the three and six months ended June 30, 2008 which will be filed by August 11, 2008.

	For the Three Months Ended June 30,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$113,579	$71,604

Expenses:
Operating expenses	91,567	64,072
General and administrative	9,586	6,532
Depreciation and amortization	11,787	8,188
Total expenses	112,940	78,792
Other gain (loss), net	293	206
Income (loss) from operations	932	(6,982)

Other income (expense):
Interest expense, net	(1,456)	(2,939)
Loss on redemption of floating rate notes		(6,936)
Other	172	862
	(1,284)	(9,013)
Loss before income taxes	(352)	(15,995)
Provision for income taxes	193	(1,749)
Net loss	(545)	(14,246)
Preferred stock dividend and accretion costs	1,301	1,204
Income applicable to common stockholders	$(1,846)	$(15,450)

Loss per common share – basic	$(0.18)	$(1.95)
Loss per common share – diluted	$(0.18)	$(1.95)

Weighted average common shares outstanding - basic	10,355	7,918
Weighted average common shares outstanding – diluted	10,355	7,918

	For the Six Months Ended June 30,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$233,733	$182,568

Expenses:
Operating expenses	183,982	147,201
General and administrative	18,888	15,752
Depreciation and amortization	22,778	15,720
Total expenses	225,648	178,673
Other gain (loss), net	212	1,748
Income from operations	8,297	5,643

Other income (expense):
Interest expense, net	(2,777)	(6,826)
Loss on redemption of floating rate notes		(6,936)
Other	(489)	1,115
	(3,266)	(12,647)
Income (loss) before income taxes	5,031	(7,004)
Provision for income taxes	1,713	938
Net income	3,318	(7,942)
Preferred stock dividend and accretion costs	2,577	2,382
Income (loss) applicable to common stockholders	$741	$(10,324)

Income (loss) per common share – basic	$0.07	$(1.53)
Income (loss) per common share – diluted	$0.07	$(1.53)

Weighted average common shares outstanding - basic	10,336	6,750
Weighted average common shares outstanding – diluted	10,583	6,750

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended June 30,
	2008	2007
	(In thousands)
Net Loss to Common Stockholders	$(1,846)	$(15,450)
Preferred Stock Dividends and Accretion Costs	1,301	1,204
Net Loss	(545)	(14,246)
Provision for income taxes	193	(1,749)
Interest Expense, net	1,456	9,875
Other Expense (Income) (as defined above)	(465)	(1,068)
Depreciation and Amortization	11,787	8,188
EBITDA	$12,426	$1,000

	For the Six Months Ended June 30,
	2008	2007
	(In thousands)
Net Income (Loss) to Common Stockholders	$741	$(10,324)
Preferred Stock Dividends and Accretion Costs	2,577	2,382
Net Income (Loss)	3,318	(7,942)
Provision for income taxes	1,713	938
Interest Expense, net	2,777	13,762
Other Expense (Income) (as defined above)	277	(2,863)
Depreciation and Amortization	22,778	15,720
EBITDA	$30,863	$19,615

Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Thursday, August 7, 2008, beginning at 11:00 a.m. Eastern Daylight Time and 10:00 a.m. Central Daylight Time to discuss its second quarter and first half 2008 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407-8035 for domestic or (201) 689-8035 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through August 21, 2008, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID#289410.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX